Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of PIMCO California Municipal Income Fund III

In planning and performing our audits of the financial statements of PIMCO California Municipal Income Fund III (the Fund) as of and for the year ended September 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a funds assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.
A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the funds ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the funds annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated November 21, 2006, we reported that we had identified no deficiencies in the Funds internal control over financial reporting and its operation, including controls for safeguarding securities that we considered to be a material weakness, as defined above, as of September 30, 2006.

However, subsequent to the filing of the Funds Form N-SAR for its fiscal year ended September 30, 2006, we noted the following control deficiency that we determined to be a material weakness, as defined above, in the Funds internal control over financial reporting. The Funds policies and procedures related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not effective in appropriately determining whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result of this material weakness, the statement of assets and liabilities, including the schedule of investments, as of September 30, 2006, and the related statement of operations for the year then ended, the statement of changes in net assets applicable to common shareholders for each of the two years in the period then ended and the financial highlights for each of three years in the period then ended and for the period October 31, 2002 (commencement of operations) through September 30, 2003 of PIMCO California Municipal Income Fund III were restated and a statement of cash flows was included for the year then ended in connection with the restatement in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense. In addition, this control deficiency could have resulted in a misstatement that was not detected. This material weakness was considered in determining the nature, timing, and extent of the procedures performed in our audit of the financial statements (as restated) of the Fund for the year ended September 30, 2006.

This report is intended solely for the information and use of management and the Board of Trustees of PIMCO California Municipal Income Fund III and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
New York, New York
November 21, 2006 (May 31, 2007 as to the material weakness described above)